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Exhibit 99.1

For Further Information:

Steve F. Scott President and CEO (310) 537-5444 sscott@advmatl.com	Gayle Arnold Chief Financial Officer (310) 537-5444 garnold@advmatl.com

FOR IMMEDIATE RELEASE:

ADVANCED MATERIALS GROUP REPORTS

        FIRST QUARTER RESULTS

ADMG Posts Loss of $0.00 Per Share, Compared to $0.03 Per Share in Previous Year Sales Down 14% For First Quarter

        RANCHO DOMINGUEZ, California, (April 15, 2003)—Advanced Materials Group, Inc. (NASDAQ OTC Bulletin Board: ADMG.OB) today reported decreased sales of 14% with a net loss for the first fiscal quarter ended February 28, 2003 of $16,000 or $0.00 per share compared to a net loss of $283,000 or $0.03 per share for the comparable period of fiscal 2002.

        Net sales for the first quarter of fiscal 2003 were $7.5 million versus $8.7 million for the comparable period of fiscal 2002. Sales for the United States declined 7%, sales in Singapore declined 28% and sales in Ireland decreased 2%.

        The net loss for the first quarter of fiscal 2003 was $16,000 compared to a net loss of $283,000 for the first quarter of fiscal 2002. The net loss in the U.S. improved by $335,000, the net income in Singapore declined by $130,000 and the net income in Ireland increased by $10,000.

        Basic and diluted loss per share for the first quarter was $0.00 per share on an average of 8.7 million shares, compared to basic and diluted loss per share of $0.03 per share on the same number of shares in the comparable period of fiscal 2002.

Chief Executive Officer Comments on Results

        Commenting on the results, Advanced Materials Group CEO and President, Steve Scott said, "While we are disappointed as a group to have had a loss of $16,000 on sales of $7,480,000, we are very encouraged by the progress that we have made in bringing the domestic operations towards profitability. If not for the unexpectedly large decline in sales in Singapore, which led to a $130,000 decline in profit for the first quarter 2003 compared to the first quarter 2002, we would have been profitable in our first quarter of fiscal 2003.

        We are committed to focusing on our overhead structure, product mix, and production methodologies in the U.S. to bring Domestic operations to stand alone profitability. Our operations in Ireland and Singapore are facing market fluctuations but are structured well to face these uncertainties."

        Some statements contained in this press release are forward-looking statements that involve a number of risks and uncertainties. In addition to the factors discussed, the following are among other factors that could cause actual results to differ materially: general business conditions, competitive factors, concentration of sales in markets and customers, concentration of raw materials suppliers, delays or cancellations in orders, fluctuations in margins, timing of significant orders, and other risks and uncertainties outlined by management in the Company's most recent Form 10-K.

        Advanced Materials Group, Inc. is a leading manufacturer and fabricator of specialty foams, foils, films and pressure-sensitive adhesive components for a broad base of customers in the computer, medical, automotive and aerospace industries both in the U.S. and abroad.

(Financial tables follow)

ADVANCED MATERIALS GROUP, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended
	February 28, 2003	February 28, 2002
Net sales	$7,480,000	$8,660,000
Cost of sales	6,498,000	7,861,000

Gross profit	982,000	799,000

Operating expenses:
Selling, general and administrative	803,000	879,000
Depreciation and amortization	67,000	84,000

Total operating expenses	870,000	963,000

Income (loss) from operations	112,000	(164,000)
Other income (expense):
Interest expense	(95,000)	(99,000)
Foreign exchange gain (loss)	6,000	(2,000)
Other, net	(27,000)	(10,000)

Total other expenses, net	(116,000)	(111,000)

Loss before income taxes	(4,000)	(275,000)
Income tax expense	(12,000)	(8,000)

Net loss	$(16,000)	$(283,000)

Basic and diluted loss per common share	$(0.00)	$(0.03)

Basic and diluted weighted average common shares outstanding	8,671,272	8,671,272

ADVANCED MATERIALS GROUP, INC.
CONSOLIDATED BALANCE SHEETS
February 28, 2003 and November 30, 2002
(Unaudited)

ASSETS

	February 28, 2003	November 30, 2002
Current assets:
Cash and cash equivalents	$341,000	$764,000
Accounts receivable, net of allowance of $164,000 and $155,000 at February 28, 2003 and November 30, 2002, respectively	5,196,000	5,464,000
Inventories, net	3,889,000	3,456,000
Prepaid expenses and other	385,000	143,000

Total current assets	9,811,000	9,827,000
Property and equipment, net	2,292,000	2,485,000
Other assets	160,000	199,000

Total assets	$12,263,000	$12,511,000

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$5,416,000	$4,387,000
Accrued liabilities	603,000	772,000
Restructuring reserve, current	378,000	378,000
Deferred income	155,000	97,000
Line of credit	2,738,000	3,701,000
Current portion of long-term obligations	562,000	599,000

Total current liabilities	9,852,000	9,934,000
Convertible debentures	405,000	405,000
Deferred compensation, net of current protion	1,094,000	1,094,000
Restructuring reserve, net of current portion	392,000	504,000
Capital leases, net of current portion	105,000	143,000

Total liabilities	11,848,000	12,080,000

Commitments and contingencies
Stockholders' equity:
Preferred stock-$.001 par value; 5,000,000 shares authorized no shares issued and outstanding	—	—
Common stock-$.001 par value; 25,000,000 shares authorized; 8,671,272 shares issued and outstanding at February 28, 2003 and November 30, 2002	9,000	9,000
Additional paid-in capital	7,083,000	7,083,000
Accumulated deficit	(6,677,000)	(6,661,000)

Total stockholders' equity	415,000	431,000

Total liabilities and stockholders' equity	$12,263,000	$12,511,000

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ADVANCED MATERIALS GROUP REPORTS
ADVANCED MATERIALS GROUP, INC. CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
ADVANCED MATERIALS GROUP, INC. CONSOLIDATED BALANCE SHEETS February 28, 2003 and November 30, 2002 (Unaudited) ASSETS